EXHIBIT 10.21

AMENDMENT TO

EMPLOYMENT AGREEMENT

This Amendment to the April 30, 1992 Employment Agreement (the “Agreement”) between KOHL’S DEPARTMENT STORES, INC., a Delaware corporation (“Company”), and WILLIAM S. KELLOGG (“Executive”) is made as of this 31st day of January, 2004.

1. Executive and Company hereby agree that Section 7.3 of the Agreement is amended to read, in its entirety, as follows:

7.3. Health Insurance. At all times during the term of this Agreement, the Executive shall be provided with health insurance and a supplemental executive medical plan with coverage for Executive and Executive’s Eligible Dependants (as defined in such insurance and medical plans), substantially the same as that covering the Executive and Executive’s Eligible Dependants as of the date of this Agreement (collectively the “Health Insurance Benefits”). Throughout the term of this Agreement, Executive shall pay a portion of the premiums for the Health Insurance Benefits at a rate which shall not exceed the rate paid by other Company executives.

Notwithstanding anything contained herein to the contrary, in the event the Executive’s employment with the Company is terminated at the expiration of the Employment Term or for any reason other than (A) a termination for Cause, or (B) a voluntary termination by the Executive for any reason other than “Good Reason” or other than approved by the Board of Directors of the Company, the Company shall continue to provide Executive and Executive’s Eligible Dependents with the Health Insurance Benefits. In the event of Executive’s death, the Health Insurance Benefits shall continue to be provided to Executive’s Eligible Dependants, in each case for as long as each individual would have continued to qualify as an “Eligible Dependant” under the terms of the applicable insurance and medical plans had Executive been living, provided:

(1)	the Health Insurance Benefits are reasonably available to the Company with respect to Executive and Executive’s Eligible Dependants, as the case may be; and

(2)	from and after the date of this Amendment, Executive or Executive’s Eligible Dependants, as the case may be, shall reimburse the Company for all premiums paid for Executive’s retiree Health Insurance Benefits, as determined by the Company in good faith from time to time. The Company shall provide Executive a quarterly invoice for such reimbursement, and amounts due hereunder may be withheld from other amounts payable to Executive.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date set forth above.

EXECUTIVE:	KOHL’S DEPARTMENT STORES, INC.

/s/ William S. Kellogg	By:	/s/ R. Lawrence Montgomery

William S. Kellogg		R. Lawrence Montgomery
Chairman, Chief Executive Officer

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